Exhibit 99.1

Global Cash Access Reports First Quarter 2012 Results

Las Vegas, NV – May 8, 2012 – Global Cash Access Holdings, Inc. (the “Company”) (NYSE:GCA) announced today financial results for the first quarter ended March 31, 2012.

Fiscal First Quarter 2012 Highlights

•                  Operating income increased 69% quarter-over-quarter to $15.7 million

•                  EBITDA increased 51% quarter-over-quarter to $19.8 million

•      Net income per share - diluted increased 267% quarter-over-quarter to $0.11

•                  Cash EPS increased 133% quarter-over-quarter to $0.21

“We are very pleased to announce today the strong start to the year with positive quarter-over-quarter results in our base business.  With the stabilization of our base business and the portfolio of contracts we acquired through the MCA acquisition, GCA is well positioned for 2012,” said Scott Betts, President and CEO of Global Cash Access.

Fiscal First Quarter 2012 Results

Revenues were $151.1 million for the first quarter 2012, as compared to revenues of $134.4 million for the prior year’s first quarter.  First quarter 2012 revenues were impacted by the Company’s purchase of substantially all of the assets of MCA Processing LLC (“MCA”) in November 2011.  Operating income was $15.7 million, an increase of 69%, as compared to $9.3 million for the prior year’s first quarter.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (see Non-GAAP Financial Information below) were $19.8 million, an increase of 51%, as compared to $13.1 million in the prior year’s first quarter.  The increase in EBITDA was primarily a result of both the October 1, 2011 enactment of the Durbin Amendment and its impact on the interchange rates paid by the Company on its debit card transactions, as well as the MCA asset purchase.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) (see Non-GAAP Financial Information below) were $20.6 million, an increase of 46%, as compared to $14.1 million in the prior year’s first quarter.

Income before income tax provision was $11.2 million, an increase of 249%, as compared to $3.2 million in the prior year’s first quarter.  Diluted earnings per share from continuing operations were $0.11 in the first quarter of 2012 (on 66.2 million diluted shares), as compared to $0.03 in the first quarter of 2011 (on 64.2 million diluted shares).  Cash EPS (see Non-GAAP Financial Information below) was $0.21 in the first quarter of 2012, a 133% increase from the $0.09 reported in the prior year’s first quarter.

2012 Outlook

The Company reaffirms its estimates that for the fiscal year ending December 31, 2012, Cash EPS will be between approximately $0.76 and $0.82 and Adjusted EBITDA will be between approximately $73.0 million and $77.0 million.

The foregoing estimations reflect the following assumptions:

•                  2012 estimated outlook assumes a modest improvement in the gaming industry in 2012;

•                  Cash outlays for capital expenditures of between approximately $6.0 million and $8.0 million;

•                  Fully diluted shares outstanding for the full year of approximately 66.0 million; and

•                  Interest expense is based upon an increase in the 3-month LIBOR curve from 0.55% in 2011 to 0.70% in 2012.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its first quarter 2012 results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 941-1428 or for international callers by dialing (480) 629-9665.  A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the PIN is 4535777.  The replay will be available until May 15, 2012.  The call will be webcast live from the Company’s website at www.gcainc.com under the Investor Relations section.

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing EBITDA, Adjusted EBITDA, Cash Earnings and Cash EPS on a supplemental basis. Reconciliations between GAAP measures and Non-GAAP measures and between actual results and adjusted results are provided at the end of this press release. EBITDA, Adjusted EBITDA, Cash Earnings and Cash EPS are not measures of financial performance under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, they should not be considered a substitute for net income, operating income, basic or diluted earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) our belief we are well positioned for 2012; (b) our estimates of 2012 Cash EPS and Adjusted EBITDA and the assumptions upon which they are based; (c) our assumption that there will be a modest improvement in the gaming industry for 2012; (d) our assumption for 2012 that cash outlays for capital expenditures will be between approximately $6.0 million and $8.0 million; (e) our assumption for 2012 that there will be approximately 66.0 million diluted shares outstanding; (f) our assumption that the 3-month LIBOR will be 0.70% in 2012; and (g) our belief that EBITDA, Adjusted EBITDA and Cash EPS are widely-referenced financial measures in the financial markets and our belief that references to the foregoing are helpful to investors.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or assumed, including but not limited to the following: the timing and the extent of a recovery in the gaming industry, if any; gaming establishment and patron preferences; national and international economic conditions; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties; competitive pressures; operational limitations; gaming market contraction; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; inaccuracies in underlying operating assumptions; unanticipated expenses or capital needs; technological obsolescence; and employee turnover.  In addition, our belief that our projected results of operations for calendar year 2012 will begin to improve are based on many assumptions, including, without limitation, the following: the anticipated positive impact on our results of operations from the recent implementation of the Durbin Amendment in October 2011; the anticipated opening of several new casinos in 2012 in new gaming jurisdictions; and our belief that the overall gaming market in the United States, in general, has stabilized and may improve modestly in 2012.  If any of these assumptions prove to be incorrect, the results contemplated by the forward-looking statements regarding our future results of operations are unlikely to be realized.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report filed on Form 10-K on March 12, 2012, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., is a leading provider of cash access products and related services to over 1,000 casinos and other gaming properties in the United States, Europe, Canada, the Caribbean, Central America and Asia. GCA’s products and services provide gaming patrons access to cash through a variety of methods, including ATM cash withdrawals, point-of-sale debit card transactions, credit card transactions, check verification and warranty services, and Western Union money transfers. Through Western Money Systems, a wholly owned subsidiary, GCA is a leading manufacturer and distributor of cash handling devices and related software. GCA also provides products and services that improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments. With its proprietary database of gaming patron credit history and transaction data on millions of gaming patrons worldwide, GCA is recognized for successfully developing and deploying technological innovations that increase client profitability, operational efficiency and customer loyalty. More information is available at GCA’s website at www.gcainc.com.

SOURCE: Global Cash Access Holdings, Inc.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except par value)

(unaudited)

	March 31,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$40,566	$55,535
Restricted cash and cash equivalents	200	455
Settlement receivables	73,197	80,246
Other receivables, net	11,922	16,885
Inventory	7,930	7,087
Prepaid expenses and other assets	14,430	15,406
Property, equipment and leasehold improvements, net	14,942	15,577
Goodwill, net	180,141	180,122
Other intangible assets, net	36,648	38,216
Deferred income taxes, net	115,606	119,538

Total assets	$495,582	$529,067

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Settlement liabilities	$124,676	$141,827
Accounts payable	39,450	32,223
Accrued expenses	20,084	21,159
Borrowings	142,000	174,000

Total liabilities	326,210	369,209

Stockholders’ Equity:
Common stock, $0.001 par value, 500,000 shares authorized and 86,120 and 85,651 shares issued at March 31, 2012 and December 31, 2011, respectively	86	86
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and 0 shares outstanding at March 31, 2012 and December 31, 2011, respectively	-	-
Additional paid-in capital	207,030	204,735
Retained earnings	105,054	97,925
Accumulated other comprehensive income	2,485	2,340
Treasury stock, at cost, 20,696 and 20,686 shares at March 31, 2012 and December 31, 2011, respectively	(145,283)	(145,228)

Total stockholders’ equity	169,372	159,858

Total liabilities and stockholders’ equity	$495,582	$529,067

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(amounts in thousands, except per share)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues

Cash advance	$58,361	$50,873
ATM	80,347	71,191
Check services	6,516	6,411
Other revenues	5,841	5,914

Total revenues	151,065	134,389

Cost of revenues (exclusive of depreciation and amortization)	113,815	105,233
Operating expenses	17,488	16,105
Amortization	2,321	1,625
Depreciation	1,745	2,121

Operating income	15,696	9,305

Interest expense, net of interest income	4,483	5,147
Loss on early extinguishment of debt	-	943

Interest expense, net	4,483	6,090

Income before income tax provision	11,213	3,215

Income tax provision	4,085	1,473

Net income	7,128	1,742

Foreign currency translation	145	21

Comprehensive income	$7,273	$1,763

Basic earnings per share:
Net income per share - basic	$0.11	$0.03

Diluted earnings per share:
Net income per share - diluted	$0.11	$0.03

Weighted average number of common shares outstanding:
Basic	65,134	63,952
Diluted	66,190	64,182

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,128	$1,742
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Amortization of financing costs	355	278
Amortization of intangibles	2,321	1,625
Depreciation	1,745	2,121
Gain on sale or disposal of assets	(57)	(14)
Provision for bad debts	1,190	1,487
Loss on early extinguishment of debt	-	943
Stock-based compensation	843	1,097
Changes in operating assets and liabilities:
Settlement receivables	7,115	4,473
Other receivables, net	5,246	(1,714)
Inventory	(843)	(397)
Prepaid and other assets	687	(1,577)
Deferred income taxes	3,935	1,319
Settlement liabilities	(17,241)	(15,435)
Accounts payable	7,224	5,050
Accrued expenses	(1,367)	(3,037)

Net cash provided by (used in) operating activities	18,281	(2,039)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash	-	(20)
Purchase of property, equipment, leasehold improvements and other intangibles	(1,800)	(1,885)
Changes in restricted cash and cash equivalents	255	-

Net cash used in investing activities	(1,545)	(1,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments against old credit facility	-	(208,750)
Securing of new credit facility	-	214,000
Issuance costs of new credit facility	-	(6,941)
Repayments against new credit facility	(32,000)	(14,000)
Proceeds from exercise of stock options	1,005	87
Purchase of treasury stock	(55)	(52)

Net cash used in financing activities	(31,050)	(15,656)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(655)	(505)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,969)	(20,105)

CASH AND CASH EQUIVALENTS - Beginning of Period	55,535	60,636

CASH AND CASH EQUIVALENTS - End of Period	$40,566	$40,531

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$3,955	$6,938
Cash paid for taxes, net of refunds	$191	$170

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO CASH EARNINGS

AND OPERATING INCOME TO EBITDA AND ADJUSTED EBITDA

(unaudited)

	Three months ended March 31,
	2012	2011
Reconciliation of net income to cash earnings (amounts in thousands, except earnings per share amounts)

Net income	$7,128	$1,742
Equity compensation expense	843	1,097
Deferred income tax	3,935	1,319
Amortization	2,321	1,625

Cash earnings	$14,227	$5,783

Diluted weighted average number of common shares outstanding	66,190	64,182

Diluted cash earnings per share (“Cash EPS”)	$0.21	$0.09

Reconciliation of operating income to EBITDA and Adjusted EBITDA
Operating income	$15,696	$9,305
Plus: depreciation and amortization	4,066	3,746

EBITDA	$19,762	$13,051

Equity compensation expense	843	1,097

Adjusted EBITDA	$20,605	$14,148

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

SELECTED SEGMENT INFORMATION AND OTHER DATA

(unaudited)

(amounts in thousands, unless otherwise noted)

	Cash		Check
	Advance	ATM	Services	Other	Corporate	Total

Three Months Ended March 31, 2012
Revenues	$ 58,361	$ 80,347	$ 6,516	$ 5,841	$ -	$ 151,065
Operating income	15,847	8,956	3,413	3,111	(15,631)	15,696

Three Months Ended March 31, 2011
Revenues	$ 50,873	$ 71,191	$ 6,411	$ 5,914	$ -	$ 134,389
Operating income	8,175	8,690	3,430	2,780	(13,770)	9,305

	Three Months Ended
	March 31, 2012	March 31, 2011
	$	$
Other data (unaudited):
Aggregate dollar amount processed (in billions):
Cash advance	$1.2	$1.1
ATM	$3.5	$3.1
Check warranty	$0.3	$0.3
Number of transactions completed (in millions):
Cash advance	2.3	2.1
ATM	19.3	17.7
Check warranty	1.1	1.1